EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Earnings for the
Third Quarter of 2007
YOUNGSTOWN, Ohio (October 22, 2007) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $2.6 million, or $0.09 per diluted share, for the three months ended September 30, 2007, compared to $6.1 million, or $0.21 per diluted share, for the three months ended September 30, 2006. Return on average equity for the three months ended September 30, 2007 was 3.63% compared to 8.74% for the same period in 2006. Return on average assets was 0.38% for the three months ended September 30, 2007, compared to 0.91% for the three months ended September 30, 2006.
Net income for the nine months ended September 30, 2007, was $11.2 million, or $0.38 per diluted share, compared to $18.4 million, or $0.63 per diluted share, for the nine months ended September 30, 2006. Annualized return on average equity for the first nine months of 2007 was 5.21% compared to 8.97% for the first nine months of 2006. Return on average assets was 0.55% for the first nine months of 2007, compared to 0.94% for the first nine months of 2006.
Chairman and Chief Executive Officer Douglas M. McKay commented, “The level of loan delinquencies, concentrated particularly in a small number of large loans, continues to be our primary concern. These delinquencies, and the resulting impact on provision expense and net interest margin, account for nearly all of the earnings shortfall when comparing this year to last year. We have committed considerable resources toward the resolution of this problem and believe we will eventually be successful.”
“We are pleased with some of the more positive accomplishments we have made so far this year,” McKay continued, “The Real Estate and Consumer Loan portfolios are growing and the Construction Loan portfolio is shrinking, all according to plan. Our efforts to grow non-interest income have been successful and we announced a definitive agreement to acquire PVF Capital Corp. giving us a much stronger retail presence in the greater Cleveland market.”
Third Quarter Results
Net interest income for the three months ended September 30, 2007 was $17.9 million compared to $20.0 million for the three months ended September 30, 2006. Increases in interest paid on deposits of $1.3 million, and interest paid on repurchase agreements and other borrowings of $615,000 exceeded interest earned on securities and loans.

Net interest margin for the three months ended September 30, 2007 was 2.78% compared to 3.18% for the three months ended September 30, 2006. Thirty-one basis points of the decrease largely is due to the increase in nonperforming loans. The migration of checking and savings balances to higher cost money market accounts and certificates of deposit and the flatness/inversion of the yield curve make up the remainder.
The Company recorded a provision for loan losses of $5.4 million during the third quarter of 2007 compared to $1.5 million for the same period in 2006. This increase of $3.9 million in the provision for loan losses is primarily attributable to certain construction loans within the loan portfolio. These relationships continue to be monitored and evaluated closely by management. A more detailed discussion of asset quality is provided below.
Non-interest income improved to $12.1 million, an increase of $1.9 million, for the third quarter of 2007, compared to $10.2 million recorded for the third quarter of 2006. This change is attributable substantially to increased commission revenue at Butler Wick. Higher service fees earned by both Home Savings and Butler Wick have also contributed to the increase in non-interest income.
Non-interest expense increased $1.4 million for the quarter ended September 30, 2007, compared to the quarter ended September 30, 2006. The change in non-interest expense results from an increase in broker compensation and employee benefits along with increases in occupancy and equipment and data processing expenses.
Year-to-date Results
Net interest income for the nine months ended September 30, 2007, was $55.4 million compared to $61.7 million for the nine months ended September 30, 2006. An increase in interest earned on securities and loans was exceeded by increases in interest paid on deposits and in interest paid on repurchase agreements and other borrowings.
Net interest margin for the nine months ended September 30, 2007, was 2.88% compared to 3.33% for the nine months ended September 30, 2006. Twenty-three basis points of the decrease are attributed to the increase in nonperforming loans. The migration of checking and savings balances to higher cost money market accounts and certificates of deposit and the flatness/inversion of the yield curve make up the remainder.
The Company recorded a provision for loan losses of $10.4 million during the first nine months of 2007 compared to $3.0 million for the same period in 2006. This increase of $7.4 million in the provision for loan losses can be attributed to the overall increase in nonperforming loans, which increased by $46.0 million in the first nine months of 2007. A more detailed discussion of asset quality is provided below.

Non-interest income improved to $35.7 million, an increase of $6.2 million, for the first nine months of 2007, compared to $29.5 million recognized during the first nine months of 2006. This change is substantially attributable to increased commission revenue earned at Butler Wick due to increased brokerage activity. Higher service fees earned by both Home Savings and Butler Wick and gains on loans sold by Home Savings have also contributed to the increase in non-interest income.
Non-interest expense increased $3.6 million for the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006. The change is almost entirely attributable to increased broker compensation at Butler Wick. As brokerage activity increased, commission expense paid to brokers also increased.
Asset Quality
Nonperforming assets consist of nonperforming loans and real estate and other consumer property acquired in the settlement of loans. Nonperforming assets were $112.5 million at September 30, 2007, or 4.10% of total assets, an increase of $54.4 million from December 31, 2006. The increase in nonperforming assets is primarily a result of nonperforming loans increasing $46.0 million and real estate owned and other repossessed assets increasing $8.4 million.
Non-performing loans consist of loans past due 90 days or more, loans past due less than 90 days that are on non-accrual status, and restructured loans. Nonperforming loans were $100.8 million at September 30, 2007, compared to $54.8 million at December 31, 2006. The increase in nonperforming loans was comprised of increases of $6.8 million in real estate loans, $32.7 million in construction loans, $1.3 million in consumer loans and $4.3 million in commercial loans. The $32.7 million increase in nonperforming construction loans is primarily a result of nine lending relationships.
Real estate owned and other repossessed assets increased $8.4 million during the period. The increase is attributed to a $2.9 million loan secured by land, a $1.7 million loan secured by a mini-storage facility and property securing $3.3 million in construction loans that were taken into possession by the Company. Other consumer property, such as boats, recreational vehicles and automobiles that were received by the Company in the satisfaction of loans makes up the remainder of the change.
Net charge offs for the quarter ending September 30, 2007, were $951,000, or 0.04% of net loans, compared to $864,000, or 0.04% of net loans, for the same period last year. The provision for loan losses was $5.4 million for the current quarter, up $2.6 million from the preceding quarter and up $3.9 million from the same quarter in the prior year.
The allowance for loan losses was $23.8 million at September 30, 2007, compared to $17.0 million at December 31, 2006. The allowance for loan losses as a percentage of total loans was 1.03% at September 30, 2007, and 0.75% at December 31, 2006.

Financial Condition
Total assets increased $38.3 million to $2.7 billion at September 30, 2007, compared to December 31, 2006. In the first nine months of 2007, net loans increased $39.0 million. Home Savings had an increase in portfolio real estate loans of $76.5 million and an increase in consumer loans of $6.9 million. These increases were offset by a decrease in commercial loans of $20.3 million and a decrease in construction loans of $18.0 million
Total liabilities during the first nine months of 2007 increased $42.8 million. This change is a result of the Company using advances from the Federal Home Loan Bank along with repurchase agreements and other borrowings to fund loan growth and offset a decrease in deposits.
Shareholders’ equity decreased $4.5 million during the nine months ended September 30, 2007. The decrease was attributable to purchases of treasury stock during the period and dividend payments made to shareholders, which were substantially offset by net income for the period. Book value per share and tangible book value per share as of September 30, 2007, were $9.21 and $8.05, respectively. For the period ending December 31, 2006, book value per share and tangible book value per share were $9.08 and $7.95, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 38 full service banking offices and 5 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 22 offices providing full service retail brokerage, capital markets and trust services throughout Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	September 30, 2007	December 31, 2006
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$35,824	$35,637
Securities	247,235	248,317
Federal Home Loan Bank stock, at cost	25,432	25,432
Loans held for sale	14,966	26,960
Loans:
Real estate	1,471,166	1,393,814
Construction	396,096	414,141
Consumer	352,506	345,607
Commercial	96,604	116,952
Allowance for loan losses	(23,807)	(16,955)

Net loans	2,292,565	2,253,559
Real estate owned and other repossessed assets	11,671	3,242
Goodwill	33,593	33,593
Core deposit intangible	1,253	1,534
Cash surrender value of life insurance	23,819	23,137
Other assets	55,486	52,134

Total assets	$2,741,844	$2,703,545

LIABILITIES
Deposits:
Interest-bearing	$1,680,320	$1,720,426
Noninterest-bearing	102,894	102,509

Deposits	1,783,214	1,822,935
Federal Home Loan Bank advances	505,542	465,253
Repurchase agreements and other	147,615	98,511
Other liabilities	28,636	35,513

Total liabilities	2,465,007	2,422,212

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	146,672	145,834
Retained earnings	223,458	220,527
Accumulated other comprehensive loss	(1,481)	(1,296)
Unearned employee stock ownership plan shares	(9,920)	(11,287)
Treasury stock, at cost; 7,752,684 and 6,827,143 shares, respectively	(81,892)	(72,445)

Total shareholders’ equity	276,837	281,333

Total liabilities and shareholders’ equity	$2,741,844	$2,703,545

Book value per share	$9.21	$9.08
Tangible book value per share	$8.05	$7.95

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Dollars in thousands, except per share data)

SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$42,390	$42,464	$127,219	$122,737
Interest expense	24,512	22,492	71,788	61,039

Net interest income	17,878	19,972	55,431	61,698

Provision for loan losses	5,363	1,475	10,432	3,026
Noninterest income:
Brokerage commissions	6,475	4,875	19,764	14,688
Service fees and other charges	3,705	3,161	11,048	9,568
Underwriting and investment banking	113	194	358	220
Net gains (losses):
Securities	3	38	51	70
Loans sold	892	870	2,079	1,899
Other	(143)	10	(546)	(17)
Other income:	1,064	1,051	2,989	3,115

Total noninterest income	12,109	10,199	35,743	29,543

Noninterest expense:
Salaries and employee benefits	13,733	12,603	42,374	39,132
Occupancy	1,232	1,116	3,588	3,330
Equipment and data processing	2,156	2,055	6,777	6,700
Amortization of core deposit intangible	88	119	281	379
Other noninterest expense	3,523	3,472	10,454	10,307

Total noninterest expense	20,732	19,365	63,474	59,848

Income before taxes	3,892	9,331	17,268	28,367
Income taxes	1,309	3,272	6,085	9,926

Net income	$2,583	$6,059	$11,183	$18,441

Basic earnings per share	$0.09	$0.21	$0.39	$0.64
Diluted earnings per share	$0.09	$0.21	$0.38	$0.63
Dividends paid per share	$0.095	$0.09	$0.285	$0.27

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	March 31,
	2007	2007	2007
	(Dollars and share data in thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $23,807, $19,395 and $18,562, respectively)	$2,263,546	$2,248,849	$2,254,767
Loans held for sale	18,605	17,163	23,182
Securities	251,585	262,962	254,048
Other interest-earning assets	34,601	33,115	32,099
Total interest-earning assets	2,568,337	2,562,089	2,564,096
Total assets	2,719,571	2,706,623	2,703,439
Certificates of deposit	1,096,056	1,111,291	1,150,602
Interest-bearing checking, demand and savings accounts	584,178	590,642	572,133
Other interest-bearing liabilities	615,891	575,730	552,062
Total interest-bearing liabilities	2,296,126	2,277,663	2,274,797
Noninterest-bearing deposits	103,757	102,500	101,836
Total noninterest-bearing liabilities	138,833	142,647	140,720
Total liabilities	2,434,959	2,420,310	2,415,517
Shareholders’ equity	284,612	286,313	287,922
Common shares outstanding for basic EPS calculation	28,489	28,769	29,126
Common shares outstanding for diluted EPS calculation	28,532	29,024	29,457

SUPPLEMENTAL LOAN DATA:

Loans originated	$247,890	$277,548	$197,203
Loans purchased	61,476	61,663	51,026
Loans sold	52,737	58,764	61,505
Loan chargeoffs	1,102	2,021	854
Recoveries on loans	151	110	136

	As of	As of	As of
	September 30,	June 30,	March 31,
	2007	2007	2007
		(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$97,253	$69,795	$53,537
Restructured loans	2,132	2,515	2,833
Real estate owned and other repossessed assets	11,671	9,841	6,370
Total nonperforming assets	112,491	83,965	62,902
Mortgage loans serviced for others	875,039	871,281	870,222
Securities trading, at fair value	4,964	7,631	4,451
Securities available for sale, at fair value	242,271	249,636	259,620
Federal Home Loan Bank stock, at cost	25,432	25,432	25,432

Number of full time equivalent employees	799	790	809

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.03%	7.95%	7.80%
Tier 1 risk-based capital ratio	9.94%	9.96%	9.68%
Total risk-based capital ratio	12.44%	12.29%	11.95%